UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 1)

                            TF Financial Corporation
                                (Name of Issuer)

                 Class A Common Stock, par value $.10 per share
                         (Title of Class of Securities)

                                    872391107
                                 (CUSIP Number)

                                 JAMES J. CRAMER
                                 100 Wall Street
                               New York, NY 10005
                            Tel. No.: (212) 742-4480
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)

                                 August 1, 1997
                     (Date of Event which Requires Filing of
                                 this Statement)



     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box [ ].






                              PAGE ONE OF 10 PAGES

                                  SCHEDULE 13D


CUSIP NO.  872391107                                      PAGE 2 OF 10 PAGES
           ----------------



1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          J.J. Cramer & Co.

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (A) [ ]
                                                              (B) [x]


3    SEC USE ONLY



4    SOURCE OF FUNDS

          N/A

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                               [ ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                  7         SOLE VOTING POWER

                                 155,000
          NUMBER OF
            SHARES
      BENEFICIALLY OWNED
      BY EACH REPORTING
            PERSON
             WITH

          8                 SHARED VOTING POWER

                                     -0-

          9                 SOLE DISPOSITIVE POWER

                                   155,000

          10                SHARED DISPOSITIVE POWER

                                     -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          155,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]


13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.8%

14   TYPE OF REPORTING PERSON

          CO
---- ------------------------

                                  SCHEDULE 13D


CUSIP NO.  872391107                                      PAGE 3 OF 10 PAGES
         --------------------


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     James J. Cramer

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (A) [ ]
                                                              (B) [x]


3    SEC USE ONLY



4    SOURCE OF FUNDS

          N/A

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                               [ ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

                  7         SOLE VOTING POWER

                                  -0-
          NUMBER OF
            SHARES
      BENEFICIALLY OWNED
      BY EACH REPORTING
            PERSON
             WITH

          8                 SHARED VOTING POWER

                                  155,000

          9                 SOLE DISPOSITIVE POWER

                                     -0-

          10                SHARED DISPOSITIVE POWER

                                   155,000

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          155,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]


13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.8%

14   TYPE OF REPORTING PERSON

          IN
---- ------------------------

                                  SCHEDULE 13D


CUSIP NO.  872391107                                      PAGE 4 OF 10 PAGES
         --------------------


1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Karen L. Cramer

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (A) [ ]
                                                              (B) [x]


3    SEC USE ONLY



4    SOURCE OF FUNDS

          N/A

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                               [ ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

                  7         SOLE VOTING POWER

                                  -0-
          NUMBER OF
            SHARES
      BENEFICIALLY OWNED
      BY EACH REPORTING
            PERSON
             WITH

          8                 SHARED VOTING POWER

                                  155,000

          9                 SOLE DISPOSITIVE POWER

                                     -0-

          10                SHARED DISPOSITIVE POWER

                                   155,000

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          155,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]


13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.8%

14   TYPE OF REPORTING PERSON

          IN
---- ------------------------

                                  SCHEDULE 13D

CUSIP NO.  872391107                                      PAGE 5 OF 10 PAGES
           ----------------



1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Cramer Partners, L.P.

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (A) [ ]
                                                              (B) [x]


3    SEC USE ONLY



4    SOURCE OF FUNDS

          PF

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                               [ ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

                  7         SOLE VOTING POWER

                                 155,000
          NUMBER OF
            SHARES
      BENEFICIALLY OWNED
      BY EACH REPORTING
            PERSON
             WITH

          8                 SHARED VOTING POWER

                                     -0-

          9                 SOLE DISPOSITIVE POWER

                                   155,000

          10                SHARED DISPOSITIVE POWER

                                     -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          155,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]


13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.8%

14   TYPE OF REPORTING PERSON

          PN
---- ------------------------

                                  SCHEDULE 13D

CUSIP NO.  872391107                                      PAGE 6 OF 10 PAGES
           ----------------



1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Cramer Capital Corporation

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (A) [ ]
                                                              (B) [x]


3    SEC USE ONLY



4    SOURCE OF FUNDS

          N/A

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) or 2(e)                               [ ]


6    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

                  7         SOLE VOTING POWER

                                 155,000
          NUMBER OF
            SHARES
      BENEFICIALLY OWNED
      BY EACH REPORTING
            PERSON
             WITH

          8                 SHARED VOTING POWER

                                     -0-

          9                 SOLE DISPOSITIVE POWER

                                   155,000

          10                SHARED DISPOSITIVE POWER

                                     -0-

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          155,000

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]


13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          3.8%

14   TYPE OF REPORTING PERSON

          CO
---- ------------------------

CUSIP NO.  872391107



            ITEM 1. SECURITY AND ISSUER.
            The undersigned hereby amends the statement on Schedule 13D, dated May 14, 1997 (the "Statement"), filed by the undersigned relating to the Common Stock, par value $.10 per share of TF Financial Corporation (the "Issuer"), a Delaware corporation, as set forth below. Unless otherwise indicated, all capitalized terms used herein shall have the same meaning as set forth in the Statement.


ITEM 3.     SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.
            The 155,000 Shares were purchased with the personal funds of the Partnership in the amount of $2,280,300.50.


ITEM 5.     INTEREST IN SECURITIES OF THE ISSUER.
            Items 5(a), 5(b) and 5(c) of the Statement are hereby amended and restated to read in their entirety as follows:

(a) This statement on Schedule 13D relates to 155,000 Shares beneficially owned by the Reporting Persons, which constitute approximately 3.8% of the issued and outstanding Shares.

(b) The Partnership, Cramer Capital Corporation and the Manager have sole voting and dispositive power with respect to 155,000 Shares owned by the Partnership. James Cramer and Karen Cramer have shared voting and dispositive power with respect to the Partnership's 155,000 Shares.

                                                          PAGE 7 OF 10 PAGES

CUSIP NO.  872391107





(c) Within the past sixty days, the Reporting Persons purchased or otherwise acquired Shares on the dates, in the amounts and at the prices set forth on Exhibit B attached hereto and incorporated by reference herein. Except where as noted, all of such purchases were made on the open market.

ITEM 6.     CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR
            RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE
            ISSUER.

            Item 6 of the Statement is amended by deleting on the second line the number "215,000" and replacing it with the number "155,000."




                                                          PAGE 8 OF 10 PAGES

CUSIP NO.  872391107





                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. Dated: August 8, 1997


                                            J.J. CRAMER & CO.

                                            By:  /s/ James J. Cramer
                                                 ----------------------
                                                 Name:  James J. Cramer
                                                 Title: President


                                             /s/ James J. Cramer
                                             -------------------
                                             James J. Cramer


                                             /s/ Karen L. Cramer
                                             -------------------
                                             Karen L. Cramer


                                             CRAMER PARTNERS, L.P.

                                             By:   CRAMER CAPITAL CORPORATION
                                                   its general partner


                                             By:  /s/ James J. Cramer
                                                  ---------------------
                                                  Name:  James J. Cramer
                                                  Title: President


                                             CRAMER CAPITAL CORPORATION

                                             By:  /s/ James J. Cramer
                                                  ----------------------
                                                  Name:  James J. Cramer
                                                  Title: President


                                                          PAGE 9 OF 10 PAGES

                                    EXHIBIT B

                   Transactions in Common Stock of The Company



                     No. of Shares
Trade Dates        Purchased/Sold          Cost Per Share            Type
-----------        --------------          --------------            ----
6/24/97               (22,500)                 18.7500                 S
6/25/97               (10,000)                 18.7500                 S
6/26/97               (10,000)                  19.00                  S
6/27/97                (5,000)                  19.00                  S
8/1/97                (10,000)                  19.50                  S
8/1/97                (10,000)                  19.50                  S




                                                          PAGE 10 OF 10 PAGES